UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or Section 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2016

OCWEN FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Florida	1-13219	65-0039856
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1661 Worthington Road, Suite 100 West Palm Beach, Florida 33409
(Address of principal executive offices) Registrant’s telephone number, including area code: (561) 682-8000

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Ocwen Financial Corporation and two of its subsidiaries (collectively, Ocwen) have reached an agreement in principle to settle the following previously disclosed litigation matters: U.S. Ex rel. Fisher v. Homeward Residential, Inc., et al and U.S. Ex rel. Fisher v. Ocwen Loan Servicing, LLC, et al (the Fisher Cases).

On June 22, 2016, the parties advised the Court of the settlement in principle. The Court has therefore adjourned the trials, pending approval of the final settlement.

As previously disclosed, the Fisher Cases involved allegations bought by private citizens on behalf of the United States that alleged in substance that Ocwen violated the False Claims Act by falsely certifying as to compliance with applicable laws and regulations in connection with Ocwen’s participation in the United States Treasury’s HAMP and FHA insurance programs. The complaints in the Fisher Cases sought damages including (i) an award equal to three times the total HAMP incentive and FHA insurance payments made by the United States on Ocwen serviced loans and (ii) statutory penalties of between $5,500 and $11,000 per alleged false claim. Ocwen was vigorously defending itself against these allegations and believes it has sound legal and factual defenses to these allegations.

The United States Department of Justice has agreed to seek final approval of the settlement in principle. Subject to documentation of a definitive settlement and final approval by the United States, the settlement includes the following terms:

•	No admission of liability or wrongdoing by Ocwen
•	Payment of $15 million to the United States and $15 million for the private citizens’ attorneys’ fees and costs.

Ocwen agreed to the settlement, notwithstanding its belief that it has sound legal and factual defenses, in order to avoid the uncertain outcome of two trials and the additional expense and management time involved. Accordingly, we have accrued $30 million with respect to the settlement in principle because we believe this amount is both probable and reasonably estimable based on current information. There can be no assurance that the settlement in principle will be finalized and approved by the United States and the Court. In the event the settlement in principle is not ultimately finalized and approved, the Fisher Cases would continue and we would vigorously defend the allegations made against Ocwen. If our efforts to defend were not successful, our business, financial condition, liquidity and results of operations could be materially and adversely affected.

Special Note Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements may be identified by a reference to a future period or by the use of forward-looking terminology. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Our business has been undergoing substantial change which has magnified such uncertainties. Readers should bear these factors in mind when considering such statements and should not place undue reliance on such statements. Forward-looking statements involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially. In the past, actual results have differed from those suggested by forward looking statements and this may happen again. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include those described in Ocwen’s reports and filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2015 and our quarterly report on Form 10-Q for the quarter ended March 31, 2016. Anyone wishing to understand Ocwen’s business should review our SEC filings. Ocwen’s forward-looking statements speak only as of the date they are made and we disclaim any obligation to update or revise forward-looking statements whether as a result of new information, future events or otherwise. Ocwen may post information that is important to investors on our website.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

OCWEN FINANCIAL CORPORATION (Registrant)

Date: June 23, 2016	By:	/s/ Michael R. Bourque, Jr.
Michael R. Bourque, Jr.
Chief Financial Officer
(On behalf of the Registrant and as its principal financial officer)